FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

OMB APPROVAL
OMB NUMBER 3235-0287
EXPIRES: SEPTEMBER 30, 1998
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE . . . . 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

/ / CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person

      ALPHA TRUST
    --------------------------------------------------------------------
         (Last)                     (First)               (Middle)

    C/O RADCLIFFEES TRUSTEE COMPANY S.A. 9 RUE, CHARLES HUMBERT
    --------------------------------------------------------------------
                                   (Street)

    1205 GENEVA, SWITZERLAND
    --------------------------------------------------------------------
         (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    THE HALLWOOD GROUP INCORPORATED ("HWG")
    --------------------------------------------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)


    --------------------------------------------------------------------

4.  Statement for Month/Year

    MARCH 1997
    --------------------------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)


    --------------------------------------------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

                Director                      X    10% Owner
           ---                               ---

                Officer (give title below)         Other (specify below)
           ---                               ---


7.  Individual or Joint/Group Filing (Check Applicable)

            X   Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---

                             ---------------------



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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

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1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
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                                                                   Code      /     V              Amount / (A) or (D) / Price
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

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COMMON STOCK                            3/13/97                     J                              160,625     A     14.628
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


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                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
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

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                                              457,791*                             D
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
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                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
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
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



                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                                                                Owned at             Direct (D)          (Instr. 4)
                                              Amount or                         End of               or Indirect
                                              Number of                         Month                (I) (Instr. 4)
                                    Title     Shares                            (Instr. 4)
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

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
Explanation of Responses: The acquisition of the shares of HWG common stock was effected by exchanging 131,516 shares of ShowBiz Pizza Time, Inc. for 160,625 shares of HWG common stock.

* The number of securities beneficially owned reflects a one-for-four-reverse stock split which was effective 6/25/95.

                                                                                                     ALPHA TRUST
                                                                                      By: /s/ Katharina Hurks      /s/ Jonathan Low
                                                                                          -----------------------------------------
** Intentional misstatements or omissions of facts constitute                             ** Signature of Reporting Person
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                              Name: Katharina Hurks Jonathan Low  4/8/97
                                                                                               -----------------------------  ------
Note:  File three copies of this Form, one of which must                                                                       Date
       be manually signed.                                                                 Title: Authorized signatories for
       If space provided is insufficient, see Instruction 6 for procedure.                       ----------------------------------
                                                                                                  Radcliffes Trustee Company S.A.,
                                                                                                  as Trustees of the Alpha Trust.

                                                                                                                              Page 2
                                                                                                                      SEC 1474(8-92)
